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           [Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                             October 30, 1997






MERRY LAND & INVESTMENT COMPANY, INC.
624 Ellis Street
Augusta, GA 30901

     RE:  MERRY LAND & INVESTMENT COMPANY, INC.:
          Public Offering of $50,000,000 principal amount at maturity of 6.69% Notes due
          2006 (the "Offering")

Ladies and Gentlemen:

     We have acted as counsel to Merry Land &
Investment Company, Inc. (the "Company") in connection with the referenced Offering with respect to the proposed sale of up to $50,000,000 principal amount at maturity of 6.69% Notes due 2006 (the "Debt Securities").

     We are familiar with the articles of
incorporation, as amended, and by-laws of the Company and have examined such additional records and public documents as we have deemed necessary for the opinion hereinafter expressed. We have been counsel to the Company for many years and are generally familiar with its affairs. Where facts have not been independently verified, we have relied upon statements of the Company's officers, certificates of public officials, and records of the Company.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Company's Registration Statement on Form S-3 (File #33-65067) and the amendments thereto, the Prospectus Supplement dated October 27, 1997, the Company's federal income tax returns for the taxable periods to which our opinion relates, and Company-prepared schedules which relate to the Company's compliance with various real estate investment trust ("REIT") qualification tests. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of the Company and with the Company's independent public accountants.

     In rendering our opinion, we have assumed that during the relevant taxable periods all persons who were required under the Securities and Exchange Act of 1934 to file or amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprised of all such filings.

     Based upon the foregoing, we are of the opinion that:

     1.   The Company met the requirements for
qualification and taxation as a REIT for the taxable years 1990 - 1996.

     2. The Company's diversity of stock ownership and proposed method of operation should allow it to qualify as a REIT for 1997.

     3. The discussion contained in that portion of the Company's Prospectus Supplement dated October 27, 1997 to that Prospectus filed with Registration Statement #33-65067 (the "Prospectus Supplement") under the caption "Certain Federal Income Tax Considerations to the Company of its REIT Election" accurately reflects existing law and fairly addresses the material federal income tax issues described therein. Such discussion is hereby incorporated herein by this reference.

     The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company and the investors in the Debt Securities. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. No facts have come to our attention which lead us to believe that we are not justified in relying upon such representations.

     Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Debt Securities.

     We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the Offering.



     /S/
     HULL, TOWILL, NORMAN
     & BARRETT, P.C.